                                                           Exhibit No. EX-99.a.3

 Resolutions Adopted June 14, 2006, Amending the Amended and Restated Agreement
                            and Declaration of Trust
 of Gartmore Mutual Funds, a Delaware statutory trust, dated September 30, 2004 and amended and restated as of October 28, 2004

Establishing and Designating Gartmore Hedged Core Equity Fund

WHEREAS,  in accordance with the terms and provisions of Section 1 and Section 6 of Article III of the Trust's Agreement and Declaration of Trust, as amended and restated on October 28, 2004 (hereinafter,  the "Amended Declaration of Trust"), the Trust's Board of Trustees has determined  that it is in the best interest of the Trust to establish and  designate  new series of shares,  and new classes of said new shares, of the Trust, so as to add the Gartmore Hedged Core Equity Fund
(the "New Fund") to the Trust.

NOW, THEREFORE,  BE IT HEREBY RESOLVED,  that the Board of Trustees of the Trust hereby establishes and designates the following new series of Fund shares of the
Trust:

Gartmore Hedged Core Equity Fund

RESOLVED  FURTHER,  that each share of each  class of the New Fund shall  hereby have an opening  stated  value of $10.00  per  share,  and shall have all of the
preferences,   conversion,  and  other  rights,  voting  powers,   restrictions,
limitations  as to  dividends,  qualifications,  and  terms  and  conditions  of redemption,  as are set forth in the Amended  Declaration of Trust for the other series of the Trust; except that:

     a.   the  investment  objective  and  strategies of the New Fund may differ from those of the other  series and only the  shareholders  of the New
          Fund shall have the right to vote on  matters  relating  solely to the
          New Fund; and

     b.   the  shares  shall  initially  be  designated  as  Classes A, B, C, R,
          Institutional  Service and  Institutional as authorized in the Amended
          Declaration of Trust,  and as described in the materials  presented at this Meeting and only the  shareholders  of a particular  class of the
          New Fund shall have the right to vote on  matters  relating  solely to said class; and

     c.   the Trustees may designate such other  variations as the Trustees deem to be necessary and appropriate.